Exhibit 10.38
Libbey Inc.
Supplemental Retirement Benefit Plan
Effective June 24,1993
Amended July 1, 1998
Amended and Restated Effective December 31, 2008

Libbey Inc.
Supplemental Retirement Benefit Plan
(As Amended and Restated Effective December 31, 2008)
ARTICLE I
INTRODUCTION
1.01	The purpose of this Libbey Inc. Supplemental Retirement Benefit Plan (the “Plan”) is to provide certain retirement and related benefits to certain Eligible Employees of Libbey Inc. (the “Company”) whose benefits under the Libbey Inc. Salary Retirement Plan through December 31, 1997 (“1997 Prior Pension Plan”), and under the Libbey Inc. Cash Balance Plan on or after January 1, 1998 (the “Pension Plan”), are or may be subject to certain limitations, as hereinafter described.

1.02.	The plan provides “Excess Benefits” described in Section 3.01 hereof, and “Supplemental Benefits” described in Section 3.02 hereof.

ARTICLE II
DEFINITIONS
2.01	Unless otherwise expressly defined in this Plan, each word or term that is defined in the Pension Plan shall have the same meaning when used in this Plan.

2.02	As used in this Plan, the term “Board” means the Board of Directors of Libbey Inc. or any committee of said Board to which all or any of its powers or duties under the Plan may be delegated.

2.03	As used in this Plan, the term “Eligible Employee” means an Employee or former Employee of the Company with respect to whom one or more benefits are or will become payable under this Plan. No employee hired by the Company on or after January 1, 2006 shall become an Eligible Employee hereunder.

2.04	As used in this Plan, the term “Date of Termination” means the date on which the Eligible Employee incurs a “separation from service” within the meaning of Section 409A of the Code.

2.05	As used in this Plan, the term “Initial Election Date” means January 30 of the year next following the year in which an employee first becomes an Eligible Employee under this Plan in a year beginning on or after January 1, 2008.

ARTICLE III
EXCESS AND SUPPLEMENTAL BENEFITS
3.01	Excess Benefits under the Plan are benefits unavailable under the Pension Plan by reason of the application of Section 415 of the Code, which imposes limitations on the amount of contributions or benefits that may be provided with respect to a participant under a qualified retirement plan.

3.02	(a)	Supplemental Benefits under the Plan are benefits unavailable under the Pension Plan by reason of the application of Section 401(a)(17) of the Code, which imposes limitations on the amounts of annual compensation that may be taken into account under a qualified retirement plan.
(b)	Supplemental Benefits shall include amounts attributable to changes made to the retirement benefit formula of the Owens-Illinois Salary Retirement Plan (the predecessor plan to the 1997 Prior Pension Plan), effective January 1, 1989, and conformed to in such Plan, whereby such Plan’s retirement benefit formulas were modified and the accrued benefit and/or rate of future benefit accruals of certain Eligible Employees were thereby curtailed. Such amounts shall be frozen as of June 30, 1998.

This Section 3.02 shall apply only to Employees or former Employees of the Company who are within the select group of employees described in Section 201(2) of the Employee Retirement Income Security Act, as amended (“ERISA”).

ARTICLE IV
RETIREMENT AND SURVIVOR
BENEFITS
4.01	Each Eligible Employee shall be entitled to a normal, postponed, early, or vested deferred retirement benefit under this Plan in an amount equal to the excess of (i) the amount of the comparable benefit to which he or she would be entitled under the Pension Plan at the time of his or her commencement of benefits under the Plan, if the limitations and curtailments referred to in Sections 3.01 and 3.02 hereof were not applicable to the Pension Plan, over (ii) the amount of any such comparable benefit payable under the Pension Plan at the time of his or her commencement of benefits under the Plan, taking into account the limitations and curtailments referred to in Sections 3.01 and 3.02 hereof.

4.02	Upon the death of an Eligible Employee prior to commencement of benefits under Section 4.01, a survivor or death benefit shall be payable to the spouse or other beneficiary of such Eligible Employee in an amount equal to the excess of (i) the amount of the comparable benefit that would have been payable under the Pension Plan as a result of his or her death, if the limitations and curtailments referred to in Sections 3.01 and 3.02 hereof were not applicable to the Pension Plan, over (ii) the amount of any such comparable benefit actually payable under the Pension Plan taking into account the limitations and curtailments referred to in Sections 3.01 and 3.02 hereof.

4.03	(a) Except as provided in Section 4.03(b), the benefit described in Section 4.01 (the “Section 4.01 benefit”) will be paid or commence to be paid on the first day of the month following the later of (i) the Eligible Employee’s Date of Termination or (ii) the date the Eligible Employee attains age 55. The Section 4.01 benefit will be paid or commence to be paid in the form elected by the Eligible Employee pursuant to Section 4.03(e).
(b) Notwithstanding anything in this Plan to the contrary, if an Eligible Employee’s Section 4.01 benefit is paid pursuant to Section 4.03(a)(i) and the Eligible Employee is a “specified employee” (within the meaning of Section 409A of the Code) on the date of the Eligible Employee’s Date of Termination, then amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the date of the Eligible Employee’s Date of Termination will instead be paid or made available on the earlier of (i) the first day of the seventh month following the Date of Termination and (ii) the Eligible Employee’s death.
(c) The survivor or death benefit described in Section 4.02 (the “Section 4.02 benefit”) will be paid or commence to be paid on the first day of the third month commencing after the date of the Eligible Employee’s death to the same person(s) to whom the Eligible Employee’s pre-retirement death benefit under the Pension Plan is payable. The Section 4.02 benefit will be paid or commence to be paid in the form elected by the Eligible Employee pursuant to Section 4.03(f).

(d) Each current employee of the Company who is considered an Eligible Employee as of December 31, 2008 (a “Current Eligible Employee”) may elect no later December 31, 2008, and each current employee who becomes an Eligible Employee after December 31, 2008 (a “New Eligible Employee”) may elect no later than the Initial Election Date, in the manner specified by the Company, whether to receive the Section 4.01 benefit in the form of a single lump sum payment or in the form of a single life annuity. If an Eligible Employee fails to make an election by the applicable due date, the Section 4.01 benefit will be paid in the form of a single lump sum payment. If an Eligible Employee elects to receive payment of the Section 4.01 benefit in the form of a single life annuity, at any time prior to the date payment of the Section 4.01 benefit commences, the Eligible Employee may elect, in the manner specified by the Company, to receive his or her Section 4.01 benefit in one of the optional forms of payment under the Pension Plan, other than the lump sum and level income option (the “Optional Forms”). The Optional Forms shall be subject to all of the terms and conditions applicable to such optional forms of benefits under the Pension Plan, including the factors for determining actuarial equivalents set forth in the Pension Plan that are used to calculate the Optional Forms, but excluding the requirement to obtain spouse consent for particular forms of payment. If the Eligible Employee elects an Optional Form that provides for a benefit to a joint pensioner, the Eligible Employee shall designate such joint pensioner at the time the Eligible Employee elects such Optional Form.
(e) Each Current Eligible Employee may elect no later December 31, 2008, and each New Eligible Employee may elect no later than the Initial Election Date, in the manner specified by the Company, whether the Section 4.02 benefit will be paid in the form of a single lump sum payment or in the form of a single life annuity. If an Eligible Employee fails to make a valid election by the applicable due date, the Section 4.02 benefit will be paid in the form of a single lump sum payment.

ARTICLE V
AMENDMENT OR TERMINATION OF PLAN
5.01	Subject to Sections 5.02, 5.03, and 5.04 hereof, the Board may at any time and from time to time, in its sole discretion, amend, suspend, or terminate the Plan in whole or in part.

5.02	No action taken by the Board pursuant to Section 5.01 hereof may adversely affect the accrued Excess or Supplemental Benefits of any Eligible Employee under the Plan, as of the date of such action, without the consent of such Eligible Employee.

5.03	If the Plan is terminated, actually or constructively, the accrued Excess and Supplemental Benefits of all Eligible Employees hereunder as of the date of such actual or constructive termination shall thereupon become fixed, fully vested, and nonforfeitable. For purposes of determining the amount of such accrued Excess and/or Supplemental Benefits, each Eligible Employee’s benefit under the Pension Plan shall be his or her Accrued Benefit, payable as a single life annuity upon retirement at age 65, thereunder. Benefits which have become fixed, fully vested, and nonforfeitable pursuant to this Section 5.03 shall be paid as provided in Section 4.03 hereof, provided, however, nothing in this Section 5.03 shall prevent an acceleration of payment following the termination of the Plan, as permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix).

5.04	In the event of any transfer or sale of a majority of the stock or of substantially all of the assets and business of the Company, or of a merger or consolidation of the Company into or with another corporation or business entity, this Plan shall continue in full force and effect thereafter, subject to amendment, suspension, or termination in accordance with Sections 5.01, 5.02, and 5.03 hereof by action of the transferee, purchaser, or successor entity.
ARTICLE VI
ADMINISTRATIVE AND MISCELLANEOUS
PROVISIONS
6.01	The Libbey Inc. employee benefits committee shall administer the plan.

6.02	Nothing in the Plan shall confer on any Eligible Employee of the Company any right to continue in the employ of the Company or limit in any way the right of the Company to terminate such Employee’s employment at anytime.

6.03	Rights of Eligible Employees under the Plan shall not be assignable or transferable, or subject to encumbrance or charge of any nature, otherwise than by designation of beneficiary to take effect at date of death.

6.04	Eligible Employees have the status of general unsecured creditors of the Company. Accordingly, the Plan constitutes a mere promise by the Company to make benefit payments in accordance with the provisions of the Plan.

6.05	Participating companies in this Plan are listed in Appendix A hereof.

6.06 This Plan was effective June 24, 1993, was amended effective July 1, 1998, and is hereby amended and restated effective December 31, 2008.
IN WITNESS WHEREOF, the Board has caused the Libbey Inc. Supplemental Retirement Benefit Plan as amended to be executed by its duly authorized delegate this                     day of                                         .

Libbey Inc.

By:

Title:

ATTEST:

By:

Title:

Libbey Inc.
Supplemental Retirement Plan
Appendix A
Companies Participating in the Libbey Inc.
Supplemental Retirement Benefit Plan

Name	Employer #

Libbey Inc.	34-1559357

Libbey Glass Inc.	22-2784107